Exhibit 10.8

Ludwig Enterprises, Inc.

CONSULTING AGREEMENT

THIS AGREEMENT is made and entered into this 1st day of July, 2022, between KYLE AMBERT PhD (KA), whose address is at, 3465 NW 177th Portland, OR 97229 (hereinafter referred to as Consultant) and Ludwig, whose address is at, 1749 Victorian Avenue Sparks, NV 89431 (hereinafter referred to as the “Company”).

WITNESSETH:

WHEREAS, KYLE AMBERT PhD (KA) is a biomedical informatics expert providing specialized data mining services to companies; and

WHEREAS, the Company, its owners and/or Principals, subsidiaries, affiliates, directors and representatives, collectively referred to as the Company, desires to have KA provide key ongoing services from time to time; and

WHEREAS, the Company and KA have determined that the “consulting” engagement described herein is not in contravention of any existing agreements; and is fully compliant with all state and federal statutes and

WHEREAS, KA has access to the necessary resources to undertake the tasks contemplated in this Agreement; and

WHEREAS, KA is willing to accept the Company as a client.

NOW THEREFORE, in consideration of the mutual covenants herein contained, it is agreed:

1.	ENGAGEMENT: The Company hereby engages KA to perform consulting services described in Section 2 of this Agreement, but subject to the further provisions of this Agreement.

2.	CONSULTING SERVICES:

1.	Occupy the Role of Biomedical Informatics Services which includes developing data mining tools to quantitate, analyze and perform cluster analysis of DNA and RNA panels.

3.             TIME OF PERFORMANCE: Services to be performed under this Agreement shall commence July 1, 2022 and shall continue for a period of three hundred and 60 (360) days. This Agreement will automatically renew unless either party provides at least thirty (30) thirty days written notice of its intent to not renew or if hired as a full -time employee.

4.            COMPENSATION TO BE PAID BY THE COMPANY: The Company agrees to pay a fee to KA for the services described herein. Said fees are payable, as follows:

a.            250,000 restricted common shares of Ludwig Enterprises, Inc., Stock symbol LUDG.

b.            $2,500 US dollars per month.

5.     LIMITATION OF KA LIABILITY: If KA fails to perform its services hereunder, its entire liability to the Company shall not exceed the lesser of (a) the amount of cash compensation KA has received from the Company under Section 4 of this Agreement or (b) the actual damage to the Company as a result of such non-performance. IN NO EVENT WILL KA BE LIABLE FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES NOR FOR ANY CLAIM AGAINST THE COMPANY BY ANY PERSON OR ENTITY ARISING FROM OR IN ANY WAY RELATED TO THIS AGREEMENT. Company expressly acknowledges that (i) KA is making no representations in terms of assuring that any funding will be obtained; (ii) Company understands it must employ its own legal, accounting and tax counsel to review and approve any transactions; (iii) KA is in no way providing legal, financial or tax advice upon which the Company should act without consulting its own counsel; and (iv) KA makes no representations that any introductions made by KA will result in a tangible benefit to the Company. All work by KA is on a “best effort” basis.

6.             NOTICES: All notices hereunder shall be in writing and addressed to the party at the address herein set forth, or at such other address as to which notice pursuant to this section may be given, and shall be given by personal delivery, by certified mail, express mail, or by national overnight courier services. Notices will be deemed given upon the earlier of actual receipt or three (3) business days after being mailed or delivered to such courier service. Any notices to be given hereunder will be effective if executed by and sent by the attorneys for the parties giving such notice, and in connection therewith, the parties and their respective counsel agreeing that in giving such notice, such counsel may communicate directly in writing with such parties to the extent necessary to give such notice.

7.           SEPARABILITY: If one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, such provision, to the extent invalid, illegal or unenforceable, shall be modified to the extent necessary to be legal, valid, and enforceable, and shall not affect any other provision hereof.

8.            MISCELLANEOUS:

A.         GOVERNING LAW: This Agreement shall be governed by the laws of the State of Nevada. KA shall be entitled to reimbursement of legal fees and costs, including attorney fees, if Company fails to pay KA in accordance with the terms of this Agreement and KA initiates legal action.

B.           CURRENCY: References to dollars shall be deemed to be United States Dollars.

C.            MULTIPLE/FAXED COUNTERPARTS: This Agreement may be executed in multiple counterparts, and by fax transmission, each of which shall be deemed an original. It shall be necessary that each party execute each counterpart.

D.           TERMINATION: Should KA terminate this Agreement, other than due to a breach by the Company, KA shall forfeit any future retainer compensation not already earned. Should Company terminate, other than as allowed herein, KA shall be entitled to all compensation referenced in Section 4. If the company has a change of control event the contract will be assumed by new owner or paid out in full at the time of transaction.

E.            ASSIGNMENT: KA shall have the right to assign any proceeds due under this Agreement.

F.            NON-EXCLUSIVE NATURE: The Company acknowledges that Company is not the only client being provided services by Consultant, and that KA is under no obligation to provide priority treatment to Company relative to other clients of Consultant. However, any assay developed while under this agreement it will be the property of Ludwig Enterprises, Inc.. The Company, subject to the provisions herein, shall have the right to pursue alternative funding sources.

Kyle Ambert PhD	Ludwig Enterprises, Inc.

By:	By:

Its:	Its:

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